Exhibit 99.1

Contact:
Derek Cole	Danielle Bertrand
ARCA biopharma	WeissComm Partners
720-940-2163	415-946-1056
derek.cole@arcabiopharma.com	dbertrand@wcpglobal.com

ARCA biopharma and Nuvelo Complete Merger

Creating Late-Stage Cardiovascular Company

Combined Company to Begin Trading as

ARCA biopharma, Inc. (Nasdaq: ABIO) on January 28, 2009

Broomfield, Colorado and San Carlos, California, January 27, 2009 – ARCA biopharma, Inc., a biopharmaceutical company developing genetically-targeted therapies for heart failure and other cardiovascular diseases, and Nuvelo, Inc. (Nasdaq: NUVO) today announced the completion of their business combination creating a Colorado-headquartered, cardiovascular focused biotechnology company with an experienced cardiovascular leadership team, a near-term commercial opportunity, Gencaro (bucindolol hydrochloride), and a development pipeline, including the novel, short-acting anticoagulant NU172, which recently completed a successful Phase 1b study.

“The merger of ARCA and Nuvelo creates a late-stage company with multiple significant milestones and a near-term commercialization opportunity in Gencaro, potentially the first genetically-targeted heart failure treatment, followed by a cardiovascular development pipeline,” commented Richard B. Brewer, president and chief executive officer of ARCA. “With our significant cardiovascular drug development and commercialization expertise, and financial resources expected to fund operations beyond the anticipated FDA response to the Gencaro NDA, we believe we are well-positioned to provide both near- and longer-term value to our stockholders.”

The combined Company is named ARCA biopharma, Inc. ARCA’s common stock will be traded on the Nasdaq Global Market under the stock ticker symbol ABIO, beginning January 28, 2009.

In connection with the merger, Richard B. Brewer was appointed as president, chief executive officer and a board member of the combined Company. Michael R. Bristow, M.D., Ph.D., and a founder of the pre-merger ARCA, will assume the chairmanship of the new board and was appointed as chief science and medical officer of the combined Company. In addition, the following directors were appointed as members of ARCA’s board of directors: Dr. J. William Freytag, Dr. Jean-François Formela, John Zabriskie, Dr. David Lowe, and Dr. Linda Grais from

ARCA’s board prior to the closing of the transaction, with Dr. Ted W. Love, Dr. Burton E. Sobel, and Mary K. Pendergast continuing from Nuvelo’s board prior to the closing of the transaction.

Under the terms of the merger transaction, Nuvelo issued approximately 4.87 million new shares of common stock to shareholders of pre-merger ARCA. As a result, former ARCA pre-merger equity holders now hold approximately 67 percent, and former Nuvelo stockholders now own approximately 33 percent, of the common stock of the combined Company after giving effect to the issuance of shares under the pre-merger ARCA options and warrants assumed by the combined Company, primarily on a treasury method basis, and without giving effect to issuance of stock pursuant to Nuvelo’s outstanding options and warrants.

Effective January 27, 2009, prior to completion of the merger, Nuvelo implemented a 20-for-1 reverse stock split so that every 20 shares of Nuvelo common stock were exchanged for 1 share of Nuvelo common stock.

About ARCA biopharma

The combined company following the merger, ARCA biopharma, Inc., is dedicated to developing and commercializing genetically targeted therapies for heart failure and other cardiovascular disease. The combined Company’s lead product candidate, Gencaro(TM) (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure and other indications. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. The New Drug Application for approval of Gencaro for the indication of chronic heart failure, including the proposed brand name, is currently under review by the U.S. Food and Drug Administration with a Prescription Drug User Fee Act (PDUFA) date of May 31, 2009. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. The combined Company’s second compound in development, NU172, is a direct thrombin inhibitor which has completed Phase 1b development for use as a potential short-acting anticoagulant during medical or surgical procedures. For more information please visit www.arcabiopharma.com.

Forward-looking statements

This press release contains “forward-looking statements” which include, without limitation, statements regarding the anticipated benefits of the completion of the business combination transaction between Nuvelo and ARCA and Dawn Acquisition Sub, Inc., the combined Company’s ability to fund future operations, the progress of ARCA’s clinical stage and research programs, commercialization opportunities for Gencaro, and ARCA’s developmental pipeline, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that Nuvelo’s and ARCA’s business operations will not be integrated successfully; the combined Company’s inability to further identify, develop and achieve commercial success for products and technologies; the risk that the combined Company’s financial resources will be insufficient to meet its business objectives; uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in the companies’ clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation ARCA’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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